EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ___ day of November 2007 (the "Effective Date"), between Z Trim Holdings, Inc., an Illinois corporation, whose principal place of business is 1011 Campus Drive, Mundelein, Illinois 60060 and any of its successors or affiliated companies (collectively, the "Company") and Brian Chaiken, an individual residing at 2020 Isabella St., Evanston, Illinois 60201 (hereinafter referred to as the "Employee").

RECITALS

WHEREAS, the Company is principally engaged in the business of development and marketing of a functional food ingredient (the "Business");

WHEREAS, the Company desires to employ the Employee and the Employee desires to enter into the employ of the Company;

WHEREAS, the Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business.

WHEREAS, the Employee has established a valuable reputation and goodwill in his business, with expertise in certain, but not all, aspects of the Company's business by virtue of the Employee's employment with the Company, and is or will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's Business, including the Company's client base;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power during Employment Period.

a. Duties and Responsibilities. During the Term of this Agreement, the Employee shall serve as "General Counsel and Vice President of Business Development” of the Company and shall have such responsibilities and duties as customarily undertaken by individuals in similar positions.

b. Time Devoted. Throughout the Term of this Agreement, the Employee shall devote substantially all of the Employee's business time and attention to the business and affairs of the Company consistent with the Employee's position with the Company, except for reasonable vacations, illness or incapacity.

c. Best Efforts. Throughout the Term of this Agreement, the Employee agrees to use his best efforts to promote the Company's Business. For purposes of this Agreement, "best efforts" shall be defined as the Employee carrying out his assigned duties and responsibilities, adhering to the covenants contained in paragraphs 8 of this Agreement, and complying with the policies and procedures related to the Company's operation of its Business.

4. At will. Employee’s employment under this Agreement shall be at will.

5. Compensation.

a. Salary. The Employee shall be paid a base salary, payable in accordance with the Company's policies from time to time for salaried employees, at the rate of nine thousand dollars ($9,000) per month.

b. Stock & Options. The Employee shall receive options under the Company's 2004 Stock Equity Plan. The options shall be exercisable for a (3) year period of time from the date of vesting.  The amount of options received shall be approved by the Compensation Committee of the Board of Directors, and the Board of Directors itself.

c.  The Employee shall be entitled to participate in any benefit plans the Employer maintains for officers of the company.

d.  The Employee shall be entitled to 23 days of paid personal days off per year, inclusive of vacation and personal days.  The Employee shall be entitled to 10 days of paid sick days per year.

6. Consequences of Termination of Employment.

a. Disability. In the event of the Employee's disability, the Employee shall be entitled to compensation in accordance with the Company's disability compensation practice for its salaried employees. "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Employee is unable by reason of sickness or accident, to perform his duties under this Agreement for an aggregate of 90 days in any 12-month period or 45 consecutive days, or (B) the Employee has a guardian of his person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day following the determination of disability as defined in the preceding sentence.

b. Termination by the Company for Cause.

i. Nothing herein shall prevent the Company from terminating the Employee for "Cause," as hereinafter defined. The Employee shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 6(b). If the Employee is terminated for cause, any other benefits shall be immediately revoked, including any outstanding unexercised options.

ii. Either party may terminate without cause on 30 days written notice. In this eventuality, all vested options will be fully owned by the Employee.  To the extent the terms of such other compensation arrangements or plans or programs differ from the terms of this Agreement, the terms of this Agreement shall control.

iii. "Cause" shall mean (A) committing or participating in an act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) an act or acts (1) constituting a felony under the laws of the United States or any state thereof; or (2) if applicable, loss of any state or federal license required for the Employee to perform the Employee's material duties or responsibilities for the Company; (E) the Employee's breach of any provision of this Agreement; or (F) any assignment of this Agreement by the Employee in violation of Section 13 of this Agreement.

iv. Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct delineated in paragraph 6(b)(iii) supra, notwithstanding anything contained herein to the contrary, this Agreement may be terminated (i) at any time upon the mutual written consent of the Company and the Employee; or (ii) by either party giving 30 days prior written notice to the other. During such 30 day period, the Employee shall continue to perform the Employee's duties pursuant to this Agreement, and the Company shall continue to compensate the Employee in accordance with this Agreement.

c. Death. In the event of the death of the Employee during the Term of the Agreement, compensation shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee for a period of one hundred eighty (180) days from and after the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

7.  Severance

If the employee is terminated without cause, not initiated by the employee, the company will provide a monthly severance payment equal to employee’s monthly wages at the time he/she is terminated.  The severance period will be for a minimum of six months, with an additional two months for each year of completed service on a pro-rated basis, not to exceed a total severance period of two years.

Additionally, Employer will provide reimbursement for COBRA expenses for family health insurance for 9 months.

8. Covenant Not to Compete and Non-Disclosure of Information

a. Covenant Not to Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Employee agrees to the following:

i. That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

ii. That during the Restricted Period and within the Restricted Area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients or potential Clients which have or may in the future have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship or potential relationship with the Company.

iii. That during the Restricted Period and within the Restricted Area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business employs or seeks to employ such person employed by the Company.

iv. That during the Restricted Period the Employee will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any supplier, customer or agent of the Company.

b. Non-Disclosure of Information.

1. In connection with employment between Z Trim as employer and 1st party as employee (the “Employment”), each party to this Agreement may wish to disclose certain proprietary and confidential information to the other party on a confidential basis.  Such proprietary or confidential information (“Information”) includes any and all technical and non-technical information, including without limitation, information concerning financial, accounting and marketing reports, business plans, analyses, forecasts, predictions, projections, intellectual property, formulas, formulations, drawings, methods, procedures, processes, trade secrets and know-how disclosed in connection with the Employment.  “Information” may take the form of documentation, drawings, specifications, software, technical and engineering data, and other forms, and may be communicated orally, in writing, by electronic and magnetic media, by visual observation and other means.  “Information” otherwise, that contain or are based upon proprietary or confidential Information is covered by this Agreement.

2. “Representatives” means the controlled affiliates of either party, and the respective directors, officers, employees, attorneys, consultants and other agents and advisors of either party or of the controlled affiliates of either party.  Each party shall be responsible for any breach of this Agreement by its respective Representatives and shall take all reasonably necessary measures to restrain its Representatives from unauthorized disclosure or use of information.

3. All Information that is disclosed by one party to the other in connection with discussions relating to the Employment, whether before or after the date of execution of this Agreement, shall automatically be deemed proprietary and confidential and subject to this Agreement unless otherwise confirmed in writing by the disclosing party.  In addition, the existence and terms of this Agreement, and the fact and substance of Z Trim’s discussions and correspondence with 1st party relating to the Employment, including the identification of either party by name or identifiable description in connection with the parties’ participation in such process, shall be deemed Information of both parties and shall not be disclosed by either party without the consent of the other party.

4. With respect to Information disclosed under this Agreement, the party to whom the Information is disclosed and its Representatives shall:

a. hold the Information in confidence, exercising a degree of care not less than the care used by such party to protect its own proprietary and confidential information that it does not wish to disclose, and in no event less than a reasonable degree of care;

b.restrict disclosure of the Information solely to those Representatives with a need to know and not disclose it to any other person;
c. advise those representatives of their obligations with respect to the Information; and

d. use the Information only in connection with continuing discussions by the parties concerning the Employment, except as may otherwise be mutually agreed upon in writing, and shall reproduce such Information only to the extent necessary for such purpose.

5. Information shall be deemed the property of the disclosing party and, within ten (10) business days upon written request from the disclosing party, the other party will return all such Information received in tangible form to the disclosing party or will destroy all such Information.

6. The party to whom Information is disclosed shall have no obligation to preserve the proprietary or confidential nature of any Information that:

a. was previously known to such party free of any obligation to keep it confidential; or

b. is or becomes publicly available by means other than unauthorized disclosure; or

c. is developed by or on behalf of such party independent of any Information furnished under this Agreement as evidenced by contemporaneous written records; or

d. is received from a third party whose disclosure does not violate any confidentiality obligation.

Proprietary Information shall not be deemed to be within any of the above exceptions if it is merely embraced by more general information available on a non-confidential basis or in the recipient’s possession.  In addition, any combination of features shall not be deemed within any of the foregoing exceptions unless the combination itself and its principles of operation are embraced by the corresponding information that is within one of the foregoing exceptions.

The party to whom Information is disclosed shall have the burden of establishing the applicability of any exception or exceptions to the duty of confidentiality and non-disclosure provided in this section, and as to the exceptions provided in sections 6(a) and 6(c), shall waive the exception(s) if not asserted in writing within 30 days from receipt of the portion of Information as to which the party to whom Information is disclosed claims it to be applicable.

7. Neither this Agreement, nor the disclosure of Information under this Agreement, nor the ongoing discussions and correspondence by the parties concerning the Employment or any other matter, shall constitute or imply any promise or intention to make any purchase or use of products, facilities or services by either party or its affiliated companies or any commitment by either party or its affiliated companies with respect to any other present or future transaction.  If, in the future, the parties elect to enter into binding commitments relating to the Employment or any other transaction, such commitments will be explicitly stated in a separate written agreement executed by both parties, and the parties hereby affirm that they do not intend their discussions, correspondence, and other activities to be construed as forming a contract relating to the Employment or any other transaction without execution of such separate written agreement.

8. Each party retains the right, in its sole discretion, to determine whether to disclose its Information to the other party, and disclosure of Information of any nature shall not obligate the disclosing party to disclose any further Information.

9. Each party (a) acknowledges that neither makes any representation or warranty (express or implied) as to the accuracy or completeness of any Information, (b) explicitly acknowledges that all Information under this Agreement constitutes trade secrets, and (c) agrees to assume full responsibility for all conclusions it may derive from the Information.  Each Party specifically disclaims all warranties, guarantees, and representations of any kind, and related damages of whatever kind, including without limitation incidental, collateral and consequential damages with respect to any exchanged proprietary information, express and implied, including, but not limited to, its adequacy, sufficiency, freedom of defect of any kind, and from patent infringement.

10. In the event that the receiving party or its employees or Representatives (a) need (for securities law purposes) to make disclosures of Information or (b) are required by law, regulation, or government investigative demands to disclose any Information, in the case of (a) the receiving party shall provide the disclosing party with prompt written notice so that the disclosing party can work with the receiving party to limit the disclosure to the greatest extent possible consistent with legal obligations (it being understood that disclosure of the name of the other party will never be made without that party’s prior written consent); or in the case of (b) the receiving party shall use its reasonable efforts to minimize such disclosure and obtain an assurance that the recipient shall accord confidential treatment to the Information, and shall notify the disclosing party contemporaneously of such disclosure.

11. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Information disclosed, or under any trademark, patent, copyright, mask work or any other intellectual property right of either party.  None of the information which may be disclosed or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the other of any kind, and, in particular, with respect to the non-infringement of trademarks, patents, copyrights, mask works or any other intellectual property right.

12. Each party agrees that it will not, without the prior written consent of the other, transmit, directly or indirectly, the information received from the other hereunder or any portion thereof to any country outside of the United States except such information which is directly related to ongoing Employment between the two parties, and which is beneficial to both parties, and which will not injure either party, and which is necessary for the Employment’ success.

c. Restricted Period. The "Restricted Period" shall be deemed as the term of this Agreement and twelve (12) months following termination of this Agreement.

d. Restricted Area. The Restricted Area shall be deemed to mean within any target market in which the Company engages in or may in the future engage in the Business, namely the global functional food market..

e. Business Activities. "Business Activities" shall be deemed to include the Business and any additional activities that the Company or any of its affiliates may engage in during the term of this Agreement or may foreseeably engage in after the term of this Agreement.

f. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and 7(b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

g. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and 7(b) shall survive the termination of this Agreement and the Employee's employment with the Company.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law and regulation.

10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a wavier of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of any part or all of its business or to any of the Company's affiliates controlled by or under common control with the Company.

15. Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of Illinois and shall be exclusively governed in accordance with the laws of the State of Illinois without regard for conflict of law principles.

16. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the ultimately successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21. Venue. Company and Employee acknowledge and agree that the U.S. District for the Northern District of Illinois, or if such court lacks jurisdiction, the Nineteenth Judicial Circuit (or its successor) in and for Lake County, Illinois, shall be the exclusive venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23. Independent Legal Counsel. The parties have either (i) been represented by independent legal counsel in connection with the negotiation and execution of this Agreement, or (ii) each has had the opportunity to obtain independent legal counsel, has been advised that it is in their best interests to do so, and by execution of this Agreement has waived such right.

24. Facsimile Copies. All duly executed facsimile copies are fully binding under any and all applicable laws.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

WITNESSED BY:

Z TRIM HOLDINGS, INC.

_______________________ On behalf of Z Trim Holdings, Inc.	______________________ Brian Chaiken, Individual